Exhibit 99.1

For:	Calavo Growers, Inc. (Nasdaq-GS: CVGW)

Contact:	Lee E. Cole
Chairman,	President and CEO
(805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES

FISCAL 2013 SECOND QUARTER RESULTS

Second Quarter 2013 Highlights Include:

•	Revenues Advance Nearly 20 Percent to $166.3 Million from $139.0 Million in Last Year’s Corresponding Quarter

•	Strong Sales Growth in Each of Its Three Business Segments

•	Avocado Unit Volume Rises by 1.1 Million Units, or 40 Percent, Quarter over Quarter

•	Fresh Products Business Segment Unit Volume Increases in All Produce Categories

SANTA PAULA, Calif. (June 5, 2013)—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and an expanding provider of value-added fresh food, today reported that fiscal 2013 second quarter revenues climbed nearly 20 percent on the strength of sharply higher sales in each of the company’s three principal business segments. Net income in the most-recent quarter declined year over year as a result of current initiatives to expand fresh avocado category leadership, which the company said it expects will contribute positively to operating results moving forward.

For the three months ended April 30, 2013, net income registered $2.2 million, equal to $0.15 per diluted share. This compares with $2.5 million, or $0.17 per diluted share, in the corresponding quarter last year. Revenues advanced 19.7 percent to $166.3 million in the fiscal 2013 second quarter versus $139.0 million in the same period one year earlier.

Second-quarter gross margin totaled $11.5 million, which compares with $14.7 million in the year-ago fiscal 2012 second quarter. Operating income in the most recent quarter registered $3.3 million, down from $7.1 million in the like period last year.

Chairman, President and Chief Executive Officer Lee E. Cole stated: “The company posted sharply higher second-quarter revenues in its Fresh products, Calavo

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Calavo Growers, Inc. Reports Fiscal 2013 Second Quarter Results/2-2-2

Foods and RFG business segments—a promising indicator. Fresh avocado sales paced this top-line growth—we packed 1.1 million more units quarter over quarter. Calavo packed and sold 40 percent more fresh avocado units in the fiscal 2013 second quarter over the same period last year, as our company focused on my stated goal to expand fresh avocado category leadership. To put Calavo’s dramatic growth into proper context, the fresh-avocado market on the whole expanded by about 26 percent year to year. That industry figure, of course, includes Calavo’s own expansion; remove our company from that equation and the industry growth rate decreases to about 22 percent.

“In the near term, these market-share building programs negatively impacted net income. However, we are confident that these strategic initiatives will expand our fresh-avocado industry leadership position and contribute positively to Calavo’s net income and per-share results moving forward.”

For the six months ended April 30, 2013, net income equaled $4.9 million, or $0.33 per diluted share, versus $5.2 million, or $0.35 per diluted share, in the first half of fiscal 2012. Revenues of $305.8 million for the first six months of fiscal 2013 compare with $256.4 million in the corresponding period last year.

Gross margin for the initial six months this fiscal year totaled $24.7 million, down from $26.6 million in the first half of fiscal 2012. Operating income for the most recent six months declined to $7.7 million from $11.5 million in the fiscal 2012 first half.

Second-quarter revenues in Calavo’s Fresh products business segment rose to $112.5 million, a 23 percent increase from $91.7 million in the corresponding period of fiscal 2012. The segment revenue growth is principally attributable to the above-referenced avocado category expansion, augmented by solid sales of the company’s other commodity produce items, including quarter over quarter unit-volume growth in all Fresh product categories. Total Fresh products segment unit volume rose by 25 percent to 5.9 million from 4.7 million in the fiscal 2012 second quarter. Fresh products gross margin in the most recent period was $4.1 million, equal to 3.6 percent of segment sales, versus $8.0 million, or 8.7 percent of segment sales, in the corresponding quarter of fiscal 2012.

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Calavo Growers, Inc. Reports Fiscal 2013 Second Quarter Results/3-3-3

In the Calavo Foods business segment—primarily including the company’s legacy products of prepared avocados and Salsa Lisa—revenues climbed nine percent to $12.2 million in the fiscal 2013 second quarter from $11.2 million in the like period one year earlier. The company stated that, in addition to posting higher sales, favorable fruit and production costs in its prepared avocado business during the most recent quarter edged segment gross margins slightly higher. Second quarter Calavo Foods gross margin totaled $4.3 million, or 35.3 percent of segment sales, which compares with $3.9 million, or 35.0 percent of segment sales, in the fiscal 2012 second quarter.

The company’s Renaissance Food Group, LLC (RFG) business segment registered a 15 percent rise in sales to $41.6 million from $36.1 million in the second quarter last year. RFG’s sustained top-line growth is attributable “to continued new-product innovation and order-fulfillment capabilities, which are enabling the subsidiary to expand distribution to existing and new customers,” Calavo disclosed. RFG segment gross margin totaled $3.2 million, or 7.6 percent of its fiscal 2013 second quarter sales. This compares with gross margin of $2.8 million, equal to 7.8 percent of segment sales, in last year’s second quarter.

Selling, general and administrative (SG&A) expense in the fiscal 2013 second quarter totaled $8.2 million, equal to 4.9 percent of revenues, which compares with $7.6 million, or 5.5 percent of revenues, in the corresponding period last year. The year-over-year increase in SG&A reflects initial investment by Calavo in its recently announced FreshRealm, LLC subsidiary, which incurred expenses of approximately $593,000, equal to about $0.03 per diluted share. Additionally, Calavo also recorded accruals for contingent purchase consideration related to the company’s acquisition of RFG. Pursuant to the terms of the RFG acquisition, Calavo performs a quarterly review of the related contingent consideration liability account and revalues this contingent consideration obligation to its estimated fair value. As a result of its most recent review, the company recorded a $199,000 performance-based, earn-out consideration expense, equal to about $0.01 per diluted share, during the second quarter of fiscal 2013 which has been recorded SG&A.

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Calavo Growers, Inc. Reports Fiscal 2013 Second Quarter Results/4-4-4

Outlook

CEO Cole stated that the company’s operating performance will “strengthen measurably as we advance into the second half of fiscal 2013.”

He said that “we see a continued strong and growing fresh avocado market with the available industry supply forecast to be at least 1.65 billion pounds for the current year. With the large anticipated 2013 fruit crop in California and Mexico, we will realize volume gains that benefit our packinghouse production efficiencies—spreading this considerable supply to better leverage our fixed-cost infrastructure.

“We also anticipate a recovery in our Fresh products segment margins during the second half of this year as the avocado market-share-building programs we have put in motion continue to drive volume gains in our unit-driven business model,” Cole continued.

“I am enthusiastic about the road ahead for Calavo Foods. We are adding new blue-chip customers at a steady rate in both the grocery and foodservice categories and those new accounts will prove beneficial to segment sales moving forward.

“RFG continues to post sales growth that reinforces Calavo’s rationale for acquiring this outstanding operation. We are particularly encouraged by RFG’s success in expanding sales to existing customers through in-roads to more store locations. RFG’s time-to-market and distribution strength is beneficial to its customers and these grocery retailers recognize this as a key competitive advantage: fresh, healthy, great-tasting products delivered fast.”

Cole added, “In the second quarter, we unveiled our FreshRealm subsidiary. Calavo is proceeding diligently with this promising new venture. We expect to conduct a pilot program for the platform in the fall, with a national launch to follow in early 2014. We will report on FreshRealm advancements and provide more specifics as the fiscal year progresses. Until then, however, we have added more information about the FreshRealm platform to the Calavo investor presentation which is located at calavo.com.”

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Calavo Growers, Inc. Reports Fiscal 2013 Second Quarter Results/5-5-5

“We are focused on the continued, disciplined execution of Calavo’s strategic agenda and are optimistic about the company’s prospects for a highly successful fiscal 2013,” Cole concluded.

About Calavo

Calavo Growers, Inc. is a global avocado-industry leader. The company also procures and markets diversified fresh produce items, ranging from tomatoes to tropical produce. An expanding provider of value-added fresh food, the company’s Calavo Foods business segment manufactures and distributes guacamole, guacamole hummus, salsa and tortilla chips under the respected Calavo brand name. Calavo Foods’ wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio of healthy, high-quality lifestyle products for consumers through fast-growing brands that include Garden Highway and Chef Essentials. Founded in 1924, Calavo serves food distributors, produce wholesalers, supermarket retailers and restaurant chains worldwide.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather

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Calavo Growers, Inc. Reports Fiscal 2013 Second Quarter Results/6-6-6

and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K for the year ended October 31, 2012. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	April 30, 2013	October 31, 2012
Assets
Current assets:
Cash and cash equivalents	$7,119	$7,103
Accounts receivable, net of allowances of $3,617 (2013) and $3,221 (2012)	59,349	38,870
Inventories, net	25,434	22,948
Prepaid expenses and other current assets	8,539	7,190
Advances to suppliers	31	2,369
Income taxes receivable	3,083	2,762
Deferred income taxes	2,222	2,222

Total current assets	105,777	83,464
Property, plant, and equipment, net	51,230	50,562
Investment in Limoneira Company	32,203	38,841
Investment in unconsolidated entities	520	520
Goodwill	18,262	18,262
Other assets	13,540	16,242

	$221,532	$207,891

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$17,301	$8,475
Trade accounts payable	12,535	7,898
Accrued expenses	24,155	22,237
Short-term borrowings	35,140	20,170
Dividend payable	—	9,612
Current portion of long-term obligations	5,747	5,416

Total current liabilities	94,878	73,808
Long-term liabilities:
Long-term obligations, less current portion	11,097	13,039
Deferred income taxes	8,076	10,665

Total long-term liabilities	19,173	23,704
Commitments and contingencies
Noncontrolling interest	311	357
Total shareholders’ equity	107,170	110,022

	$221,532	$207,891

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three months ended April 30,		Six months ended April 30,
	2013	2012	2013	2012
Net sales	$166,336	$138,992	$305,835	$256,386
Cost of sales	154,800	124,297	281,175	229,789

Gross margin	11,536	14,695	24,660	26,597
Selling, general and administrative	8,190	7,618	17,011	15,112

Operating income	3,346	7,077	7,649	11,485
Interest expense	(317)	(311)	(569)	(609)
Other income, net	235	469	373	706

Income before provision for income taxes	3,264	7,235	7,453	11,582
Provision for income taxes	1,071	4,700	2,579	6,395

Net income	2,193	2,535	4,874	5,187
Add: Net loss attributable to noncontrolling interest	20	13	46	40

Net income attributable to Calavo Growers, Inc.	$2,213	$2,548	$4,920	$5,227

Calavo Growers, Inc.’s net income per share:
Basic	$0.15	$0.17	$0.33	$0.35

Diluted	$0.15	$0.17	$0.33	$0.35

Number of shares used in per share computation:
Basic	14,819	14,787	14,827	14,779

Diluted	14,839	14,802	14,846	14,792

CALAVO GROWERS, INC.

NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT

	Fresh products	Calavo Foods	RFG	Total
Three months ended April 30, 2013
Net sales	$112,488	$12,204	$41,644	$166,336
Cost of sales	108,422	7,901	38,477	154,800

Gross margin	$4,066	$4,303	$3,167	$11,536

Three months ended April 30, 2012
Net sales	$91,732	$11,202	$36,058	$138,992
Cost of sales	83,767	7,283	33,247	124,297

Gross margin	$7,965	$3,919	$2,811	$14,695

For the three months ended April 30, 2013 and 2012, inter-segment sales and cost of sales for Fresh products totaling $8.8 million and $6.3 million were eliminated. For the three months ended April 30, 2013 and 2012, inter-segment sales and cost of sales for Calavo Foods totaling $3.4 million and $2.9 million were eliminated.

	Fresh products	Calavo Foods	RFG	Total
Six months ended April 30, 2013
Net sales	$197,555	$24,134	$84,146	$305,835
Cost of sales	186,720	16,743	77,712	281,175

Gross margin	$10,835	$7,391	$6,434	$24,660

Six months ended April 30, 2012
Net sales	$162,868	$22,481	$71,037	$256,386
Cost of sales	148,934	15,154	65,701	229,789

Gross margin	$13,934	$7,327	$5,336	$26,597

For the six months ended April 30, 2013 and 2012, inter-segment sales and cost of sales for Fresh products totaling $18.5 million and $11.3 million were eliminated. For the six months ended April 30, 2013 and 2012, inter-segment sales and cost of sales for Calavo Foods totaling $6.5 million and $5.8 million were eliminated.